Exhibit 21

                                 SUBSIDIARY LIST

                      Astral, Inc., a Delaware corporation

               Alliance Pharmaceutical GmbH, a German corporation

                 MDV Technologies, Inc., a Delaware corporation

               Molecular Biosystems, Inc., a Delaware corporation

               Talco Pharmaceutical, Inc., a Delaware corporation